Exhibit 99.1

SG Blocks Announces Reverse Stock Split

BROOKLYN, N.Y.—February 5, 2020—SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of container-based structures, has announced a reverse stock split of its shares of common stock at a ratio of 1-for-20. The reverse stock split will take effect as of 11:01 p.m. (Eastern Time), February 5, 2020. Shares of SG Blocks common stock will trade on a post-split basis on the Nasdaq Capital Market under the existing trading symbol, “SGBX,” at the market open on February 6, 2020.

During the company’s 2020 special stockholder meeting held January 15, 2020, stockholders approved the company’s reverse stock split, and granted the board of directors the authority to implement and determine the exact split ratio, which was set by the board at 1-for-20. Following the reverse stock split, the new CUSIP number will be 78418A505, with the par value per share of common stock remaining at $0.01. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding stock options and warrants.

As previously reported, SG Blocks has until June 29, 2020, to regain compliance with the Nasdaq’s minimum bid price requirement. To regain compliance, SG Block’s common stock must have a minimum bid price per share of at least $1.00 for 10 consecutive business days. The reverse stock split is intended to increase the market price per share to help ensure a share price high enough to satisfy the $1.00 minimum bid price requirement by Nasdaq. However, there is no assurance that the reverse stock split will have the desired effect of sufficiently increasing the bid price of SG Block’s common stock for the required period.

When the reverse stock split becomes effective, every 20 shares of the company’s issued and outstanding common stock will be combined into one share of common stock. Effecting the reverse stock split will reduce the number of issued and outstanding common stock from approximately 23.2 million shares to approximately 1.16 million shares. The reverse stock split will also subsequently adjust outstanding options issued under SG Block’s equity incentive plan and outstanding warrants to purchase common stock.

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled. Stockholders with shares held in certificate form will receive a Letter of Transmittal with instructions from SG Block’s transfer and exchange agent, American Stock Transfer & Trust Company, LLC. Stockholders that hold shares in book-entry form or in brokerage accounts are not required to take any action, and will see the impact of the reverse stock split reflected in their accounts. Additionally, beneficial holders may contact their bank, broker, custodian or other nominee with questions regarding processing procedures for the reverse stock split. Additional information is available in the Form 8-K filed today with the U.S. Securities and Exchange Commission, and in the definitive proxy statement filed on December 2, 2019.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts for SG Blocks

Media

Rubenstein Public Relations
Christina Levin
Account Director
212-805-3029
clevin@rubensteinpr.com

or

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com